UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 12, 2004

Hawaiian Electric Industries, Inc.

Hawaiian Electric Company, Inc.

(Exact name of registrant as specified in its charter)

State of Hawaii	1-8503 1-4955	99-0208097 99-0040500
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Richards Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Amendments to Power Purchase Agreement between Kalaeloa Partners, L.P. and HECO

In October 1988, HECO entered into an agreement with Kalaeloa Partners, L.P. (Kalaeloa), a limited partnership. The agreement with Kalaeloa, as last amended on October 1, 1999 and approved by the Hawaii Public Utilities Commission (PUC) (the agreement), provides that HECO will purchase 180 megawatts (MW) of firm capacity for a period of 25 years beginning in May 1991. The Kalaeloa facility, which was completed in the second quarter of 1991, is a combined-cycle operation, consisting of two oil-fired combustion turbines (CTs) burning low sulfur fuel oil and a steam turbine that utilizes waste heat from the CTs. The facility is designed to sell sufficient steam to be a qualifying facility under the Public Utility Regulatory Policies Act of 1978. On October 12, 2004, Kalaeloa and HECO executed two amendments to the agreement (amendments) which may result in 29 additional MW of firm capacity being made available to HECO by the summer of 2005. Each of the amendments is subject to the satisfaction of certain conditions, including issuance by the PUC of an acceptable order which, among other things, approves the amendment and orders that HECO may recover the costs resulting from the amendments in HECO’s electric rates.

The agreement provides that in the event that a performance test, satisfactory to both parties, conducted after the in-service date of the facility, demonstrates that the facility is able to continuously deliver more than 180 MW of firm capacity, the agreement may be revised to reflect such higher amount (up to 189 MW) as the firm capacity under the agreement, with the capacity payment for such incremental firm capacity fixed at $112.00 per kilowattyear (kWyr), which is below the capacity payment rate under the agreement that will continue to apply for capacity up to 180 MW. A performance test conducted in the spring of 2004 demonstrated that the facility could consistently deliver 189 MW of firm capacity, and the first amendment increases the firm capacity of the facility to 189 MW, establishes $112.00/kWyr as the capacity payment for such incremental firm capacity, and addresses other energy pricing, operational, administrative and financial compliance issues regarding the agreement, as amended, subject to satisfaction of the conditions referred to above.

Under the existing agreement, Kalaeloa may not make any modifications to the facility that would either increase or decrease the generating capacity of the facility without the prior approval of HECO, except as required by law or regulation. The agreement also provides that HECO shall not be obligated to approve a change in facility capacity if such change would adversely impact HECO system reliability or result in an increased cost of power to HECO from the facility. During the second quarter of 2003, Kalaeloa approached HECO with plans to upgrade the CTs (the M upgrade) by installing new parts designed to improve their efficiency and output. The upgraded CTs would allow Kalaeloa to increase the capacity of the facility by approximately 20 MW. On December 31, 2003, HECO and Kalaeloa entered into a Consent and Agreement (Consent) in which HECO consented to the M upgrade. The Consent provided that neither the M upgrade nor HECO’s consent to the M upgrade would obligate HECO to accept additional energy made available as a result of the M upgrade, or to enter into negotiations to accept any change in the firm capacity of the facility, and would not affect the rights of the parties under the section of the agreement related to increases in firm capacity. The M upgrade on one CT was completed in May 2004 and the M upgrade on the second CT should be completed by the end of 2004, after which a performance test will be conducted to demonstrate the firm capacity of the facility (up to 209 MW). The second amendment to the agreement, which is also subject to satisfaction of all the conditions referred to above, addresses this additional increment and agrees to extend the $112.00/kWyr capacity payment rate for the 9 MW of additional capacity provided for in the first increment (described above) to this increment as well.

Under the first amendment, Kalaeloa agrees to make available to HECO the information HECO needs to (1) determine if HECO must consolidate Kalaeloa under the provisions of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” (FIN 46R), (2) consolidate Kalaeloa if necessary, and (3) comply with Section 404 of the Sarbanes-Oxley Act of 2002. The agreement to make information available is subject to the satisfaction of the conditions referred to above. The information HECO needs to determine the applicability of FIN 46R to the existing agreement is not currently being made available by Kalaeloa and the existing agreement does not require that it do so.

HECO has reassessed the agreement under Emerging Issues Task Force Issue No. 01-8, “Determining Whether an Arrangement Contains a Lease,” due to the amendments and has determined that the agreement does not contain a lease because HECO does not control or operate Kalaeloa’s property, plant or equipment and another party is purchasing more than a minor amount of the output.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ Curtis Y. Harada	/s/ Tayne S. Y. Sekimura
Curtis Y. Harada	Tayne S. Y. Sekimura
Controller	Financial Vice President
(Chief Accounting Officer of HEI)	(Principal Financial Officer of HECO)
Date: October 18, 2004	Date: October 18, 2004

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